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                                                                       Exhibit 1


                              CERTIFIED RESOLUTION
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STATE OF ILLINOIS  )
                   )  SS.
COUNTY OF SANGAMON )


     I, Campbell D. McHugh, Assistant Secretary of Horace Mann Life Insurance Company (the "Company") do hereby certify that the following is a true and correct copy of a resolution adopted by the Board of Directors at a meeting held on November 13, 1982, as it appears in the minute books of the Company, and that such resolution remains in full force and effect and has not been repealed or amended in any way:

     BE IT HEREBY RESOLVED, that a certain resolution passed on October 9, 1965 by the Board of this Company, said resolution concerning the creation of Horace Mann Life Insurance Company Separate Account ("Separate Account"), (a copy of which is herewith attached) is hereby amended and restated in the following manner:

     The purpose of the Separate Account shall be to provide an investment medium for such variable contracts, or the variable portion of combination fixed and variable contracts ("Contracts"), issued by this Company as may be designated as participating therein. Such Separate Accounts shall receive, hold, invest and reinvest only the monies arising from (i) premiums, contributions or payments made pursuant to the contracts participating therein;
(ii) such assets of the Company as shall be deemed appropriate to be invested in the same manner as the assets applicable to the Company's reserve liability under the contracts participating in such Separate Account; (iii) the dividends, interest and gains produced by the foregoing; and

     The Separate Account shall be segregated into four Account Divisions. One of the Account Divisions shall invest exclusively in shares of Horace Mann Fund, Inc. ("HMF"), and those HMF shares currently held by the Separate Account shall be transferred to that Account Division. Each of the remaining three Account Divisions will invest solely in the shares of one of the following three open-end diversified management investment companies being registered under the Investment Company Act of 1940 ("1940 Act") and the Securities Act of 1933
("1933 Act"): Horace Mann Income Fund, Inc., Horace Mann Money Market Fund,
Inc. and Horace Mann Balanced Fund, Inc. (herein after referred to, along with HMF, as the "Funds"). To the extent that any of such Funds establish more than one investment portfolio, the officers of the Company are empowered and authorized to establish such additional Account Divisions as there are additional investment portfolios, with each Account Division to invest solely in the shares of a specified additional portfolio.
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     The Separate Account shall be administered and accounted for as part of the general business of the Company, but the income, gains and losses of the Separate Account shall be credited to or charged solely against the assets held in Separate Account, without regard to any other income arising out of other business that this Company may conduct. The assets of the Separate Account shall not be chargeable with the liabilities arising out of any other business that this Company may conduct.

     Moreover, each Account Division shall be administered and accounted for as part of the general business of the Company, but the income (including capital gains, or losses, if any) of each Account Division shall be credited or charged the assets held in that Account Division in accordance with the terms of the Contracts funded therein, without regard to other income of the remaining Account Divisions or arising out of any other business that this Company may conduct. The assets of each Account Division are not chargeable with liabilities arising out of any other business conducted by another Account Division, nor will an Account Division be chargeable with liabilities arising out of any other business that this Company may conduct.

     Purchase payments (net of any applicable premium tax or retaliatory tax) remitted to the Company under the contracts and allocated to the Separate Account shall be allocated to the appropriate Account Division(s) in accordance with the terms of the contracts. Each Account Division, in turn, shall invest in the shares of the Fund (or portfolio) specified for investment by it, at net asset value per share next to be determined following receipt of an order for purchase by such Account Division.

     The Company shall enter into a custodianship agreement for the custody of the assets of the Separate Account with any banking institution selected by the officers of the Company, provided such banking institution satisfies the requirements for custodianship of investment company assets set forth in the 1940 Act. Such agreement shall be on terms and conditions to be approved by the officers of the Company, and the officers are hereby authorized and directed in the name of and on behalf of the Company to execute and deliver said agreement; or, if appropriate under the circumstances, the officers of the Company may seek such exemptions from the 1940 Act so as to allow the Separate Account to act as the Custodian of its own assets.

     The Separate Account shall be registered as an investment company under the 1940 Act; $100,000,000 aggregate offering amount, or an indefinite amount pursuant to Rule 24f-2, of the contracts shall be registered for sale under the 1933 Act; the officers of the Company shall register the offer and sale of such amounts of the contracts in such states as they may deem appropriate; and the officers of the Company are hereby authorized and directed to take all actions necessary to comply with 1933 Act and 1940 Act in connection with the offer and sale of the contracts, including without limitation the filing of registration statements with applicable federal and state authorities, and amendments and exhibits
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                                      -3-


thereto, the filings of applications for exemptive relief, the filing of such no-action requests as may be appropriate, and the filing of a power of attorney, in the form submitted previously to this Board, appointing Paul C. Tarr III and Fredric Mendelsohn, or either of them, as the true and lawful attorney and agent of the Company and the Separate Account to do any and all acts and things therein described.

     If shares of a Fund (or portfolio of a Fund) become unavailable for purchase by an Account Division of the Separate Account, or if in the judgement of the Company, further investment in such shares is no longer appropriate in the view of the purposes of the Account or Account Division, then (i) shares of another registered open-end, diversified management investment company ("mutual fund") may be substituted for Fund shares held in the affected Account Division and/or (ii) payments received after a date specified by the Company may be applied to the purchase of shares of another mutual fund in lieu of Fund shares.

     The Officers of the Company are hereby authorized to execute and deliver such instruments and to do such acts and things as may be necessary or desirable to carry out the purpose and intent of this resolution.

     BE IT FURTHER RESOLVED, that the officers of the Company, in order to effectuate the issuance and sale of contracts, are hereby authorized to prepare and execute (i) a principal underwriter agreement with an appropriate broker/dealer, providing for the distribution of the contracts; (ii) participating Agreements between the Funds and the Separate Account, providing for the purchase of the Fund's shares by the Separate Account; and (iii) any and all other appropriate agreements incident to the offer and sale of the contracts or the maintenance of the Separate Account; and they are further authorized to expend such funds as may be appropriate with respect to the following:

     (i) for the procurement of banking, custodial, consulting, administrative, actuarial, legal or such other services as the officers of the Company may deem necessary, desirable or appropriate to carry out the purpose of the Resolution;

     (ii) for the marketing and distribution of contracts.

Signed and the corporate seal affixed this 8 day of March, 1983

                                        /s/ Campbell D. McHugh
                                        ----------------------
                                        Campbell D. McHugh
                                        Assistant Secretary